Exhibit 99.5

E-N-G MOBILE SYSTEMS, INC.

Financial Statements (Unaudited)

For the Nine Months Ended

September 30, 2015 and 2014

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E-N-G MOBILE SYSTEMS, INC.

BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash	$993,919	$923,880
Accounts receivable - trade	29,251	175,595
Inventory	1,647,919	435,909
Prepaid expenses	5,398	31,711
Total current assets	2,676,487	1,567,095
Property and equipment
Furniture and fixtures	13,026	13,026
Office equipment	49,528	49,528
Machinery and equipment	107,142	107,142
Leasehold improvements	169,744	169,744
Vehicles	76,889	76,889
	416,329	416,329
Less accumulated depreciation	(387,031)	(380,956)
Net property and equipment	29,298	35,373
Other Assets
Deposits	7,200	7,200
Total other assets	7,200	7,200
Total assets	$2,712,985	$1,609,668

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$256,824	$163,431
Accrued expenses	122,979	63,863
Loan payable	11,130	11,130
Deferred revenue	1,682,866	918,715
Total current liabilities	2,073,799	1,157,139
Long-term liabilities
Loan payable, net of current portion	3,305	11,120
Total liabilities	2,077,104	1,168,259

Commitments and contingencies (Note 7)

Stockholder’s equity
Common stock, $1.00 par value: 1,000 shares authorized, 600 and 600 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively.	600	600
Retained earnings	635,281	440,809
Total stockholder’s equity	635,881	441,409
Total liabilities and stockholder’s equity	$2,712,985	$1,609,668

See accompanying unaudited notes to unaudited financial statements

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E-N-G MOBILE SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended September 30,
	2015	2014
Revenues	$3,365,217	$1,650,970

Cost of revenues	2,042,371	1,009,420

Gross profit	1,322,846	641,550

Operating expenses
General and administrative	1,120,942	738,763
Depreciation	6,075	5,507
Total operating expenses	1,127,017	744,270
Income (loss) from operations	195,829	(102,720)

Other (expense)
State income tax	(800)	(800)
Interest expense	(557)	(689)
Total other (expense)	(1,357)	(1,489)
Net income (loss)	$194,472	$(104,209)

See accompanying unaudited notes to unaudited financial statements

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E-N-G MOBILE SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$194,472	$(104,209)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,075	5,507
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	146,344	(62,068)
Prepaid expenses	26,313	(2,807)
Inventory	(1,212,010)	133,672
Increase (decrease) in:
Accounts payable	93,392	(13,807)
Accrued expenses	59,117	40,988
Deferred revenue	764,151	(137,097)
Net cash provided by (used in) operating activities	77,854	(139,821)

Cash flows from financing activities:
Loan proceeds	-	52,581
Repayment of loan	(7,815)	-
Net cash (used in) provided by financing activities	(7,815)	52,581

Net increase (decrease) in cash	70,039	(87,240)

Cash - beginning of period	923,880	190,238

Cash - end of period	$993,919	$102,998

Supplemental cash flow disclosures:
Interest paid	$557	$689
State income tax paid	$800	$800

See accompanying unaudited notes to unaudited financial statements

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E-N-G MOBILE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2015

(Unaudited)

Note 1 – Corporate Organization and Nature of Operations

E-N-G Mobile Systems, Inc. (“the Company”) was incorporated in the state of California, on August 1, 1988. The Company is a leader in innovation and creation of products for the mobile technology marketplace, building mobile solutions to customer specifications. The company builds mobile solutions which include Mobile Laboratories, homeland security vehicles, as well as mobile solutions for Utilities, News, and high tech companies.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Use of estimates includes the following: 1) accounts receivable valuation 2) inventory valuation, 3) estimated useful lives of property and equipment.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2015 and 2014, the Company had no cash equivalents.

Account receivable and Allowance for doubtful accounts

Accounts receivable is stated at cost, net of any allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to meet their obligations. The Company uses the specific identification method of evaluating collectivity. Based on management’s evaluation of each customer, the Company considers all remaining accounts receivable to be fully collectible at September 30, 2015 and December 31, 2014 and, therefore, did not provide for an allowance for doubtful accounts.

Inventory

Inventory consists of standard and manufactured frames and bodies of vehicles, and components to be added to mobile units and is stated at lower of cost or market on a first in first out basis.

Property and equipment

Property and equipment are carried at cost. Expenditures that materially increase values or extend useful lives are capitalized while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are charged against income as incurred. The net gain or loss on items retired or otherwise disposed of is credited or charged to other income or expense and the cost and accumulated depreciation are removed from the accounts.

Revenue recognition

The company designs vehicles for its customer pursuant to customer specifications. Revenues are recognized when the four principles of revenue recognition are met: 1) Pervasive evidence of an arrangement exist, 2) delivery or services performed, 3) fixed or determinable fees, 4) collectability reasonably assured. Given the short duration of most company projects (less than one year) the Company recognizes revenue upon completion and delivery in accordance with the customer contract or purchase order.

Revenue and Account Receivable Concentration

The Company earned revenue from three of its largest customers of 35%, 23% and 21% during the nine months ended September 30, 2015 and from its largest customer of 17%, during the nine months ended September 30, 2014.

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E-N-G MOBILE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2015

(Unaudited)

The Company had accounts receivable from two of its largest customers of 65% and 29% as of September 30, 2015. The Company had account receivable from one customer of 68% as of December 31, 2014

Concentration of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk include cash and accounts receivable. At times throughout the year, the Company might maintain bank balances that may exceed Federal Deposit Insurance Corporation (FDIC) insured limits. Periodically, the Company evaluates the credit worthiness of the financial institution and, has not experienced any losses in such accounts. The Company extends credit based on an evaluation of the customer’s financial condition, and secures its financial interest by maintaining title to the vehicle until final payment is made. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Depreciation

A provision for depreciation of property and equipment is made on a basis considered adequate to amortize the related costs (net of salvage value) over their estimated useful lives using the straight-line method. Estimated useful lives are principally as follows: vehicles, 5 years; furniture and fixtures and office equipment, 5-7 years; leasehold improvements, 10-40 years; machinery and equipment 5-7 years. Depreciation expense for the nine months ended September 30, 2015 and 2014, was $6,075 and $5,507, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for the nine months ended September 30, 2015 and 2014 were $20,725 and $3,636, respectively.

Shipping and Handling

Costs incurred by the Company for freight in are included in costs of revenue. Freight in costs incurred for the nine months ended September 30, 2015 and 2014 were $52,305 and $22,479, respectively. Freight out cost incurred for the nine months ended September 30, 2015 and 2014 were minimal.

Legal Expenses

All legal costs for litigation matters are charged to expense as incurred.

Income taxes

E-N-G Mobile Systems, Inc., with consent of the stockholder, has elected to be taxed as an S Corporation. In general, this election provides that income of the corporation passes through and is taxed directly to the stockholder and not to the E-N-G Mobile Systems, Inc. Therefore, no provision or liability for income taxes is presented in these financial statements.

Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to or disclosures in the financial statements. As of December 31, 2014, tax years since 2011 remain open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

Fair Value

FASB ASC 820, Fair Value Measurements and Disclosure s (“ASC 820”) establishes a framework for all fair value measurements and expands disclosures related to fair value measurement and developments. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires that assets and liabilities measured at fair value are classified and disclosed in one of the following three categories:

Level 1 — Quoted market prices for identical assets or liabilities in active markets or observable inputs;

Level 2 — Significant other observable inputs that can be corroborated by observable market data; and

Level 3 — Significant unobservable inputs that cannot be corroborated by observable market data.

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E-N-G MOBILE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2015

(Unaudited)

The carrying amounts of cash, accounts receivable, accounts payable, accrued expense payable and other liabilities approximate fair value because of the short-term nature of these items.

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which is effective for public entities for annual reporting periods beginning after December 15, 2016. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 shall be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on the financial statements and has not yet determined the method by which the Company will adopt.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure most inventory at the lower of cost and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The accounting standard is effective prospectively for annual periods beginning after December 15, 2016, and interim periods therein. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this accounting standard.

Note 3 – Inventory

Inventory consisted of the following at:

	September 30, 2015	December 31, 2014
Materials inventory	$1,172,553	$402,118
Truck and trailer inventory	475,366	33,791
	$1,647,919	$435,909

Note 4 – Loan Payable and Line of Credit

Loan payable consisted of the following:

	September 30, 2015	December 31, 2014
Auto Loan payable	$14,435	$22,250
Less current portion	(11,130)	(11,130)
Long-term portion	$3,305	$11,120

The loan payable has an annual interest rate of 3.9% and will mature in February 2017.

During 2015, the Company had a line of credit available for $350,000 with a variable interest rate which was 5% at September 30, 2015. There was no outstanding balance as of September 30, 2015 and the line matured in November 2015.

Note 5 – Deferred revenue

During the course of business projects require front end funding to acquire the required materials and begin production. Customers are billed in advance of production to secure the necessary resources to facilitate timely completion of the project.

This advance billing is included in the accompanying balance sheet under the following caption:

	September 30, 2015	December 31, 2014
Deferred revenue	$1,682,866	$918,715

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E-N-G MOBILE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2015

(Unaudited)

Note 6 – Shareholder’s Equity

Common Stock

At September 30, 2015 and December 31, 2014 the Company had 1,000 shares of common stock authorized and 600 shares of common stock issued and outstanding.

Note 7 – Commitments and Contingencies

Lease Commitment

The Company leases certain office space under an operating lease. The lease is currently on a month-to-month commitment with monthly rental payments of $7,564. Total rent expense under this lease for the nine months ended September 30, 2015 and 2014 was $70,858 and $69,173, respectively.

Legal Proceedings

Management is not aware of any legal claims that would have a significant adverse impact on the company’s financial position.

Note 8 – Subsequent events

On December 22, 2015, PositiveID Corporation (“PositiveID”) entered into a stock purchase agreement with the sole owner of E-N-G Mobile Systems Inc. (“ENG”), wherein PositiveID purchased all of the stock of ENG. The transaction was finalized at the end of the day on December 24, 2015, and PositiveID assumed control. The consideration to the owner for the purchase was a combination of cash ($750,000), a convertible promissory note issued to the owner ($150,000 at 5% per year due on December 31, 2016), and additional “earnout” payments of 5% on contracts and purchase orders on an agreed backlog schedule. As part of these agreements, the parties also entered into a security agreement securing delivery of the shares and perfecting the interest in the convertible promissory note.

Additionally, on December 22, 2015, PositiveID entered into a consulting agreement with the Company’s owner to provide consulting services as an independent contractor, to assist with the transition of control to PositiveID. PositiveID has committed to pay a consulting fee of $10,000 per month for a period of 24 months starting in January 2016.

Management has evaluation the subsequent events through March 9, 2016 the date at which the financial statements were available for issuance.

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